Exhibit 99.1

Verastem Oncology Provides Preliminary Fourth Quarter and 2025 Revenue and Business Updates and Outlines 2026 Strategic Priorities for Novel Portfolio Targeting RAS/MAPK Pathway-Driven Cancers

Based on preliminary, unaudited results, Verastem expects AVMAPKI™ FAKZYNJA™ CO-PACK net product revenues of approximately $17.5 million for the fourth quarter of 2025 and approximately $30.9 million for the full year 2025, following U.S. FDA approval in May 20251

Company plans to continue rapidly advancing clinical development program for VS-7375, a highly selective, oral KRAS G12D (ON/OFF) inhibitor with best-in-class potential, in several advanced KRAS G12D solid tumor indications

Company sees preliminary unaudited cash, cash equivalents, and investments of $205 million as of December 31, 2025; pro-forma year-end cash, cash equivalents and investments of $234 million inclusive of net proceeds from exercise of expiring cash warrants; expected cash runway into first half of 2027

Leadership to participate in a fireside chat at the Guggenheim Emerging Outlook Conference in New York City on February 11, 2026

BOSTON--(BUSINESS WIRE) – Feb. 4, 2026-Verastem Oncology (Nasdaq: VSTM), a biopharmaceutical company committed to advancing new medicines for patients with RAS/MAPK pathway-driven cancers, today announced preliminary, unaudited fourth quarter and full year 2025 net product revenues for AVMAPKI™ FAKZYNJA™ CO-PACK, business updates, and 2026 priorities.

"2025 was a transformative year for Verastem Oncology and the patients we serve. We transitioned to a commercial-stage company with the launch of AVMAPKI FAKZYNJA CO-PACK, the first treatment specifically approved by the FDA for KRAS-mutated recurrent low-grade serous ovarian cancer (LGSOC). We also advanced multiple clinical programs across several RAS/MAPK pathway-driven solid tumor cancers,” said Dan Paterson, president and chief executive officer at Verastem Oncology. “In 2026, we are well-positioned to drive sustainable growth with our successful commercial launch and to accelerate our clinical path for VS-7375, our potential best-in-class oral KRAS G12D (ON/OFF) inhibitor, with several important data readouts and preparations for potential registration-directed clinical trials.”

Financial Update1

•	Based on preliminary, unaudited results, Verastem expects AVMAPKI FAKZYNJA CO-PACK net product revenues of approximately $17.5 million for the fourth quarter of 2025 and approximately $30.9 million for the full year 2025. Full year 2025 net product revenue reflects the launch period of May, following U.S. Food and Drug Administration (FDA) approval, through December 2025.

•	The Company also announced that as of January 25, 2026 outstanding cash warrants had been exercised, netting $29.4 million. No cash exercise warrants remain outstanding.

•	As of December 31, 2025, the Company had cash, cash equivalents, and investments (unaudited) of $205 million; on a pro forma basis, taking into consideration the net proceeds of the cash exercise warrants, cash, cash equivalents and investments were $234 million. With its ongoing product revenue, recent equity financing, and exercise of the remaining cash warrants, the Company expects its cash runway to extend into the first half of 2027.

•	Given the growth trajectory of the AVMAPKI FAKZYNJA CO-PACK, Verastem anticipates the LGSOC commercial launch and development program will be self-sustaining by the second half of 2026.

2026 Priorities

In 2026, Verastem will continue to focus on maximizing the commercial launch of AVMAPKI FAKZYNJA CO-PACK while advancing its differentiated pipeline targeting RAS/MAPK-pathway driven cancers to create sustainable long-term growth:

1.	AVMAPKI FAKZYNJA CO-PACK (avutometinib; defactinib) – the first treatment specifically approved by the FDA for adults with KRAS-mutated recurrent LGSOC who have received prior systemic therapy. The combination is being evaluated in an ongoing international Phase 3 trial, RAMP 301, in recurrent LGSOC with or without a KRAS mutation. The trial is fully enrolled, as of December 2025, and will serve as a confirmatory study for the initial indication and has the potential to expand the indication regardless of KRAS mutation status. The results will also be leveraged for potential geographic expansion.

The Company announced today updated data from the ongoing RAMP201J Phase 2 clinical trial in Japan evaluating the combination in patients with LGSOC with or without a KRAS mutation. As of the data cutoff on January 30, 2026, 16 patients were efficacy evaluable by investigator assessment, having at least one post-baseline assessment with a median follow-up of 10 months. Of the 16 total patients, a confirmed overall response rate (ORR) of 38% (6/16) was achieved. Among patients with KRAS-mutated recurrent LGSOC, the confirmed ORR was 57% (4/7) and the disease control rate (DCR) was 100% (7/7). Among patients with KRAS wild-type recurrent LGSOC, the confirmed ORR was 22% (2/9) and the DCR was 89% (8/9). Of the 16 patients enrolled, 11 patients remain on treatment. No patients discontinued due to an adverse event. The safety profile was similar to previously reported data.

Verastem expects to:

•	Maximize adoption of AVMAPKI FAKZYNJA CO-PACK in the U.S. as the treatment of choice at the earliest recurrence, leveraging its robust clinical data.

•	Report a topline readout of the primary endpoint in the RAMP 301 trial in mid-2027.

•	Continue to pursue regulatory paths for potential expansion of the product launch into Europe and Japan.

2.	VS-7375 – is an investigational, highly selective and oral KRAS G12D (ON/OFF) inhibitor being evaluated in an international Phase 1/2 trial in advanced KRAS G12D solid tumors. The trial continues to enroll in both the monotherapy dose-escalation and dose-expansion cohorts and multiple dose-escalation combination cohorts in various solid tumors including colorectal cancer (CRC), pancreatic ductal adenocarcinoma (PDAC), and non-small cell lung cancer (NSCLC).

As previously reported, the Company cleared the 400, 600, and 900 mg once daily (QD) dose levels with no dose-limiting toxicities (DLTs) and no major toxicities. The monotherapy expansion cohorts have been initiated, and the cohort sizes have been expanded in second-line (2L) PDAC, 2L/3L NSCLC, and 2L+ tumor agnostic solid tumors, including biliary tract cancer (BTC) and endometrial cancer. The Company cleared the 400 mg QD dose in combination with cetuximab with no DLTs and is currently evaluating the 600 mg QD dose level with cetuximab. The combination dose escalation cohorts were initiated in first-line (1L) NSCLC and 2L PDAC at the end of 2025.

Verastem expects to:

•	Report an interim update on the Phase 1/2 trial of VS-7375 in 1H 2026.

•	Select the recommended Phase 2 dose (RP2D) with cetuximab and initiate the CRC combination expansion cohort in 1H 2026.

•	Engage with the FDA in 1H 2026 to discuss its development path forward, including potential registration-directed clinical trials in PDAC, NSCLC, and CRC.

•	Complete enrollment in combination dose-escalation cohorts in mid-2026.

•	Complete enrollment in monotherapy expansion cohorts in 2H 2026.

•	Select the RP2D and plan to initiate the PDAC and NSCLC combination expansion cohorts in 2H 2026.

3.	Avutometinib Plus Defactinib – is being evaluated in an ongoing RAMP 205 study in combination with standard-of-care chemotherapy in the front line for patients with metastatic PDAC. At the American Society of Clinical Oncology (ASCO) Annual Meeting in 2025, the Company reported that the first 12 patients enrolled to dose level 1 (DL1) in the RAMP 205 study reported an ORR of 83% (10/12). Seventeen additional patients were enrolled in the DL1 expansion between May and August 2025, and with a minimum follow-up of approximately 4 months, the majority of these patients remain on treatment as of January 2026.

Verastem expects to:

•	Report an update on the safety and efficacy of the RAMP 205 expansion cohort with at least six months of follow-up on all patients in Q2 2026.

1The information presented above is unaudited and reflects preliminary estimates subject to the completion of financial closing procedures and any adjustments that may result from the finalization of the quarter and annual review of the Company’s financial statements by external auditors. Verastem plans to report the final 4Q2025 and full year 2025 results during its fourth quarter 2025 earnings call in early March 2026.

Guggenheim Emerging Outlook: Biotech Summit

The Company’s leadership will participate in a fireside chat at the Guggenheim Emerging Outlook: Biotech Summit on Wednesday, February 11, 2026, at 2:00 pm ET in New York. A live webcast of the fireside chat can be accessed under “Events & Presentations” on the Company’s website at www.verastem.com. A replay of the webcast will be archived on the website for approximately 90 days following the presentation.

About AVMAPKI and FAKZYNJA Combination Therapy

AVMAPKI (avutometinib) inhibits MEK kinase activity while also blocking the compensatory reactivation of MEK by upstream RAF. RAF and MEK proteins are regulators of the RAS/RAF/MEK/ERK (MAPK) pathway. Blocking RAF and/or MEK activates FAK, a key mediator of drug resistance. FAKZYNJA (defactinib) is a FAK inhibitor and together, the avutometinib and defactinib combination was designed to provide a more complete blockade of the signaling that drives the growth and drug resistance of RAS/MAPK pathway-dependent tumors.

The U.S. Food and Drug Administration (FDA) approved AVMAPKI™ FAKZYNJA™ CO-PACK (avutometinib capsules; defactinib tablets) for the treatment of adult patients with KRAS-mutated recurrent LGSOC who have received prior systemic therapy on May 8, 2025. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Verastem is conducting RAMP 301 (GOG-3097/ENGOT-ov81/GTG-UK) (NCT06072781), an international Phase 3 confirmatory trial evaluating the combination of avutometinib and defactinib versus standard chemotherapy or hormonal therapy for the treatment of recurrent low-grade serous ovarian cancer (LGSOC) with and without a KRAS mutation. Verastem is also evaluating avutometinib plus defactinib with standard-of-care chemotherapy as a potential treatment in the first-line for patients with advanced pancreatic cancer (RAMP 205; NCT05669482). Avutometinib and defactinib are not approved by the FDA or any other regulatory authority, either in combination or with other therapies, for any of these investigative uses. Neither avutometinib nor defactinib are approved by the FDA or any other regulatory authority on a stand-alone basis for any use.

AVMAPKI FAKZYNJA CO-PACK U.S. Indication

Indication

AVMAPKI FAKZYNJA CO-PACK is indicated for the treatment of adult patients with KRAS-mutated recurrent low-grade serous ovarian cancer (LGSOC) who have received prior systemic therapy.

This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Important Safety Information

Warnings and Precautions

•	Ocular Toxicities: Ocular toxicities, including visual impairment and vitreoretinal disorders, occurred. Perform comprehensive ophthalmic evaluation at baseline, prior to cycle 2, every three cycles thereafter, and as clinically indicated. Withhold AVMAPKI FAKZYNJA CO-PACK for ocular toxicities until improvement at the same or reduced dose. Permanently discontinue AVMAPKI FAKZYNJA CO-PACK for any grade 4 toxicity.

•	Serious Skin Toxicities: Skin toxicities, including photosensitivity and severe cutaneous adverse reactions (SCARSs) occurred. Adhere to concomitant medications. Monitor for skin toxicities and interrupt, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity, tolerability and duration.

•	Hepatotoxicity: Monitor liver function tests prior to each cycle, on day 15 of the first 4 cycles, and as clinically indicated. Withhold, reduce or discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and persistence of abnormality.

•	Rhabdomyolysis: Monitor creatine phosphokinase prior to the start of each cycle, on day 15 of the first four cycles, and as clinically indicated. If increased CPK occurs, evaluate patients for rhabdomyolysis or other causes. Withhold, reduce or permanently discontinue AVMAPKI FAKZYNJA CO-PACK based on severity and duration of the adverse reaction.

•	Embryo-Fetal Toxicity: AVMAPKI FAKZYNJA CO-PACK can cause fetal harm. Advise patients of the potential risk to a fetus and to use effective contraception.

Adverse Reactions

The most common (≥ 25%) adverse reactions, including laboratory abnormalities, were increased creatine phosphokinase, nausea, fatigue, increased aspartate aminotransferase, rash, diarrhea, musculoskeletal pain, edema, decreased hemoglobin, increased alanine aminotransferase, vomiting, increased blood bilirubin, increased triglycerides, decreased lymphocyte count, abdominal pain, dyspepsia, dermatitis acneiform, vitreoretinal disorders, increased alkaline phosphatase, stomatitis, pruritus, visual impairment, decreased platelet count, constipation, dry skin, dyspnea, cough, urinary tract infection, and decreased neutrophil count.

Drug Interactions

•	Strong and moderate CYP3A4 inhibitors: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.

•	Strong and moderate CYP3A4 inducers: Avoid concomitant use with AVMAPKI FAKZYNJA CO-PACK.

•	Warfarin: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with warfarin and use an alternative to warfarin.

•	Gastric acid reducing agents: Avoid concomitant use of AVMAPKI FAKZYNJA CO-PACK with proton pump inhibitors (PPIs) or H2 receptor antagonists. If use of an acid-reducing agent cannot be avoided, administer FAKZYNJA 2 hours before or 2 hours after the administration of a locally acting antacid.

Use in Specific Populations

•	Lactation: Advise not to breastfeed.

•	Fertility: May impair fertility in males and females.

Click here for full Prescribing Information.

About VS-7375, an Oral KRAS G12D (ON/OFF) Inhibitor

VS-7375 is a potential best-in-class, potent, and selective oral KRAS G12D dual ON/OFF inhibitor. VS-7375 is the lead program from the Verastem Oncology discovery and development collaboration with GenFleet Therapeutics. Verastem initiated VS-7375-101, an international Phase 1/2 clinical trial, in June of 2025 in the U.S., that is evaluating the safety and efficacy of VS-7375 in patients with advanced KRAS G12D mutant solid tumors. Verastem announced in April 2025 that the U.S. Investigational New Drug (IND) application for VS-7375 was cleared.

About the GenFleet Therapeutics Collaboration

The collaboration with GenFleet Therapeutics aims to advance three oncology discovery programs related to RAS/MAPK pathway-driven cancers. The collaboration provides Verastem with an exclusive option to obtain a license for each of the three compounds in the collaboration after the successful completion of pre-determined milestones in a Phase 1 trial. Verastem selected VS-7375 (also known as GFH375), an oral KRAS G12D (ON/OFF) inhibitor, as its lead program in December 2023 and the license for VS-7375 that was exercised in January 2025 is the first one from this collaboration. The licenses would give Verastem development and commercialization rights outside the GenFleet markets of mainland China, Hong Kong, Macau, and Taiwan.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a biopharmaceutical company committed to developing and commercializing new medicines to improve the lives of patients diagnosed with RAS/MAPK pathway-driven cancers. Verastem markets AVMAPKI™ FAKZYNJA™ CO-PACK in the U.S. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition, FAK inhibition, and KRAS G12D inhibition. For more information, please visit www.verastem.com and follow us on LinkedIn.

Forward-Looking Statements Notice

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Such forward-looking statements address various matters about, among other things, Verastem Oncology’s programs and product candidates, strategy, future plans and prospects, including statements related to the potential for and timing of commercialization of product candidates, the conduct of the Phase 1/2a study for VS-7375/GFH375, the expected outcome and benefits of the Company’s collaboration with GenFleet Therapeutics (Shanghai), Inc., the timing of commencing and completing trials and compiling data, the expected timing of the presentation of data by the Company and the potential clinical value of various of the Company’s clinical trials. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Applicable risks and uncertainties include, among others: the uncertainties inherent in research and development, such as the possibility of negative or unexpected results of clinical trials; that we may not see a return on investment on the payments we have and may continue to make pursuant to the collaboration and option agreement with GenFleet, or that GenFleet may fail to fully perform under the agreement; that we may not be successful in our continued launch and commercialization of AVMAPKI FAKZYNJA CO-PACK; that the development and commercialization of our product candidates may take longer or cost more than planned, including as a result of conducting additional studies or our decisions regarding execution of such commercialization; that data may not be available when expected; risks associated with preliminary and interim data, which may not be representative of more mature data; risks associated with the recent changes in  administration policy or actions that may create regulatory uncertainty that may adversely affect our business; risks associated with the current administration’s reductions to the FDA’s workforce and any subsequent reductions that may lead to disruptions and delays in the FDA’s review and oversight of our product candidates and impact the FDA’s ability to provide timely feedback on our development programs; that our product candidates may not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients; and the risks identified under the heading "Risk Factors" as detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (SEC) on March 20, 2025, as well as the other information we file with the SEC, are possibly realized. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of these statements.  Our business is subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For Investor and Media Inquiries:

Julissa Viana

Vice President, Corporate Communications,

Investor Relations & Patient Advocacy

investors@verastem.com or

media@verastem.com